EXHIBIT 99.1

CONTACT:

Leslie Green

Stapleton Communications Inc.

650.470.0200

leslie@stapleton.com

Rainmaker Improves Net Revenue, Gross Profit and Net Loss from Q203

Significant Client Expansion Signed and Goes Live

SCOTTS VALLEY, Calif., Nov. 4, 2003—Rainmaker Systems, Inc. (Nasdaq: RMKR) a leading outsource provider of sales and marketing programs for service contracts, today reported financial results for the third quarter ended Sept. 30, 2003.

Net revenue for the third quarter of 2003 increased 14 percent sequentially to $11.0 million, compared with $9.7 million in the second quarter of 2003 and $10.6 million in the third quarter of 2002.

Gross billings in the third quarter of 2003 were $16.8 million, compared with $14.6 million in the second quarter of 2003, and with $13.3 million in the third quarter of 2002. (For more detail, please see the reconciliation of gross billings to net revenue presented in accordance with generally accepted accounting principles (GAAP) within the attached financial tables.)

Gross profit in the third quarter was $3.7 million dollars. Gross profit was helped by a one-time pricing incentive provided by one of the company’s clients that ended in September and is not expected to be reinstituted in the fourth quarter. This compared with gross profit of $3.1 million reported in the second quarter, and with $3.0 million in the third quarter of 2002.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss from Q203

Nov. 4, 2003

Net loss in the third quarter was $693,000 or a loss of $0.02 per share. This compares with a net loss of $906,000 or a loss of $0.02 per share reported in the second quarter and with a net loss of $610,000 or a loss of $0.02 per share reported in the third quarter a year ago.

Total cash and cash equivalents at Sept. 30, 2003 were $6.1 million compared with $6.2 million at June 30, 2003. The net change in cash position at Sept. 30 reflects the impact of strong July sales. Because these sales occurred in the first month of the quarter, the company was able to collect the majority of the related receivables prior to the end of the quarter.

Management Qualitative Comments

“We are very pleased with our third quarter financial results,” said Michael Silton, chief executive officer. “We achieved 14 percent sequential net revenue growth and 18 percent improvement in gross profit from the second quarter. Furthermore, we achieved a 24 percent sequential improvement in net loss.

“On the new client front, we are pleased to announce that we have signed a Master Services Agreement with Reynolds & Reynolds. Reynolds & Reynolds is a billion dollar company that provides integrated solutions to automobile companies and retailers with the tools and training they need to create a positive consumer purchasing experience, while getting closer to their customers and improving profits. For our initial project with Reynolds & Reynolds, we will be providing marketing services. Our revenue expectation for this project is moderate but it provides a tremendous opportunity for a longer-term relationship.

“During the third quarter, we also won an important expansion of our agreement with Dell. While we have expanded our business with Dell in several increments since signing the initial agreement, this is the first time that we have been awarded a customer set outside of the two divisions in our original agreement.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss from Q203

Nov. 4, 2003

“Looking ahead, while the fourth quarter is typically a more modest quarter for us, our stellar client list and numerous contract expansions tell us that we are offering a valuable service that translates into incredible growth opportunities for Rainmaker. We are focused on winning more business within our existing client base, ramping our newer clients and reaching profitability.”

Guidance

By analyzing the number of service contracts coming up for renewal in the fourth quarter and applying the historical attainment rates at established clients, Rainmaker believes that fourth quarter revenue will be slightly down from the third quarter. This follows the similar seasonality of previous years. However, by continuing to carefully manage operating expenses and improving efficiency, the company expects fourth quarter net loss to be comparable to net loss in the third quarter.

An important factor impacting both revenue and cash in the fourth quarter is the holiday season, which typically reduces the number of business days for selling and collections. This is especially important if the company transacts a substantial portion of its sales late in the quarter.

For the first quarter of 2004, Rainmaker anticipates a rebound from seasonality resulting in continued growth from the third quarter of 2003.

Conference Call

The company will hold a conference call to discuss its third quarter results today at 1:30 p.m. PT. Those wishing to participate should call (210) 234-8730 using the password “Rainmaker” at approximately 1:20 p.m. PT. A replay of the call will be available for two weeks by dialing (402) 998-0704. A web cast of the conference call as well as the company’s prepared comments in written form will be available for one month on www.rmkr.com.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss from Q203

Nov. 4, 2003

About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of sales and marketing programs. Rainmaker’s cost-effective programs generate service revenue and promote customer retention for its clients. Core services include professional telesales, direct marketing and hosted ecommerce. Additional services include customer database enhancement, CRM technology integration and order management. These services are available individually or as an integrated solution.

For more information, visit www.rmkr.com.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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Rainmaker Systems, the Rainmaker logo and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss from Q203

Nov. 4, 2003

RAINMAKER SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2003	December 31, 2002 *
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,081	$8,128
Accounts receivable, less allowance for doubtful accounts of $214 in 2003 and $342 in 2002	5,390	5,602
Prepaid expenses and other current assets	614	1,325

Total current assets	12,085	15,055
Property and equipment, net	2,848	3,544
Other noncurrent assets	81	82

Total assets	$15,014	$18,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,203	$8,672
Accrued compensation and benefits	501	881
Accrued restructuring and related charges	26	223
Other accrued liabilities	546	822
Obligations under financing arrangements	70	685
Current portion of capital lease obligations	165	499

Total current liabilities	10,511	11,782
Capital lease obligations, less current portion	43	96
Stockholders’ equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 80,000,000 shares authorized, 39,047,267 and 38,831,468 outstanding at September 30, 2003 and December 31, 2002, respectively	39	38
Additional paid-in capital	56,803	56,745
Accumulated deficit	(52,382)	(49,980)

Total stockholders’ equity	4,460	6,803

Total liabilities and stockholders’ equity	$15,014	$18,681

*	Derived from the Company’s audited financial statements as of December 31, 2002.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss from Q203

Nov. 4, 2003

RAINMAKER SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net services revenue	$10,973	$10,626	$31,039	$28,835
Cost of services revenue	7,279	7,606	20,967	20,777
Total gross profit	3,694	3,020	10,072	8,058

Operating expenses:
Sales and marketing	1,989	1,221	5,349	3,612
Technology	473	648	1,365	2,079
General and administrative	1,560	1,395	4,622	4,287
Depreciation and amortization	363	412	1,131	1,509
Recoveries of restructuring and other related charges	—	(35)	—	(35)

Total operating expenses	4,385	3,641	12,467	11,452

Operating loss	(691)	(621)	(2,395)	(3,394)

Interest and other (expense) income, net	(1)	11	(28)	34

Loss before income taxes	(692)	(610)	(2,423)	(3,360)

Income tax benefit	1	—	(22)	(146)

Net loss	$(693)	$(610)	$(2,401)	$(3,214)

Net loss per common share:
Basic and diluted	$(0.02)	$(0.02)	$(0.06)	$(0.08)

Number of shares used in per share computations:
Basic and diluted	38,996	38,678	38,901	38,647

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss from Q203

Nov. 4, 2003

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET SERVICES REVENUE (U.S. GAAP) TO GROSS BILLINGS

AND NET REVENUE DAYS SALES OUTSTANDING TO

GROSS BILLINGS DAYS SALES OUTSTANDING

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net services revenue	$10,973	$10,626	$31,039	$28,835
Difference between the amount invoiced to our clients’ customers and the amount earned by us under the transaction	5,819	2,683	15,488	3,764

Gross billings	$16,792	$13,309	$46,527	$32,599

Net accounts receivable June 30	$5,546	$4,683
Net accounts receivable September 30	5,390	5,508

Average net accounts receivable	$5,468	$5,096

Number of days in quarter	92	91
Net services revenue per day	$119	$117

Gross billings per day	$183	$146

Net revenue days sales outstanding	46	44

Gross billings days sales outstanding	30	35

A substantial amount of the company’s sales transactions are reported based on the gross amounts Rainmaker bills to customers for client products and services; however, the company also sells products and services on behalf of its clients whereby it records revenue equal to the net amount that it earns in the transaction. The company believes that gross billings, a measurement of the total volume of amounts billed by the company to customers for its clients’ products and services, provides a meaningful indication of the volume of Rainmaker’s business activity.